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                                                                   Exhibit 10.19

                             CONTRACT OF EMPLOYMENT

EMPLOYER:      UNIVERSAL ACCESS (UK) LIMITED, registered in England and Wales with number 3930059, of London, UK ("the Company"); and

EMPLOYEE:      STUART HINKLEY of Sandalls Farm, Piccadilly Lane, Mayfield, East
               Sussex TN20 6RH.

This Contract sets out the terms and conditions of your employment with the Company. It supersedes all previous arrangements or agreements (whether oral or in writing) between you and the Company in relation to the matters dealt within it.

PART I: CORE PROVISIONS

1    COMMENCEMENT AND CONTINUOUS EMPLOYMENT

1.1  Your employment with the Company commenced on 1 November 2000.

1.2 No previous employment counts as part of your period of continuous employment with the Company and therefore this date is the date of the commencement of your period of continuous employment.

2    JOB TITLE AND REPORTING

     Your job title is Chief Operating Officer, Europe. You will report to the Chairman of the Board of Directors of Universal Access, Inc. or such other person or persons as he or she may direct (the "Executive").

3    DUTIES

3.1 In your capacity as Chief Operating Officer, Europe, you shall devote all of your time, attention and skill to your duties, and shall at all times act with due care, diligence and prudence in the interests of the Company and its Group

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     Companies. You shall faithfully and diligently perform such duties and exercise such powers consistent therewith as may from time to time be assigned to or vested in you by the Company. Your duties include, but are not limited to, management of the affairs of the Company in accordance with its Articles of Association and responsibility for all internal and external affairs of the Company. Your duties are, at all times, to be fulfilled in a professional and competent manner.


3.2 The Company reserves the right to assign to you duties of a different nature either additional to or instead of those referred to in Clause 3.1 above, it being understood that you will not be assigned duties which you cannot reasonably perform or which are not commensurate with your status. The Company reserves the right to require that you share your responsibilities with other officers and/or employees of the Company.


3.3 You shall obey all reasonable and lawful orders given by the Company or the Executive and shall comply in full with the Company's Articles of Association, rules, regulations, policies and procedures from time to time in force. In the performance of your duties, you shall comply in full with all applicable legal requirements, obligations and duties.

3.4 You may be required in pursuance of your duties to perform services not only for the Company but also for any other company within the Group and, without further remuneration, to accept any such office or position in any Group Company which is consistent with your position with the Company. For the avoidance of doubt, the Company reserves the right within this provision to second you to other companies in the Group.

4    LOCATION AND TRAVEL

     Your normal place of work is the Company's main office, currently at No.1 Poultry, 2nd Floor, London, UK. You may be required to work for up to 30 consecutive days at any other location in the UK or Europe as the Company

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     may from time to time advise you. You will be required to travel as may be necessary in the course of your duties, both within the UK and overseas.

5    HOURS OF WORK

     Your position is full-time and you will be required to work such hours as are reasonably required for the performance of your duties. For reference, your normal working hours are 9.00 am to 5.30 pm Monday to Friday. However, you will be expected to work such additional hours as are necessary to fulfil the requirements of your position without further remuneration.

PART II: SALARY AND OTHER BENEFITS

6    SALARY, BONUS AND EXPENSES

6.1 Your salary is (pound)250,000 per annum, payable monthly in arrears on or about the last day of each month, subject to all applicable statutory deductions for income tax and National Insurance. Your salary will be reviewed annually, however the Company will be under no obligation to increase it.

6.2 You will also be entitled to participate in an annual incentive bonus plan. The incentive bonus is payable based upon achievement of performance objectives set by the Executive in his or her sole discretion. The performance objectives and bonus payment terms and conditions will be set out in a separate document which must be signed by both yourself and the Company and which will be appended to this Agreement from year to year.

6.3 The Company shall reimburse all reasonable out-of-pocket expenses (including hotel, travelling and other expenses) specifically or generally authorised and wholly, properly and necessarily incurred by you on the business of the Company. You will provide such documentary evidence of expenses as the Company may reasonably require.

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7    PENSION AND OTHER BENEFITS

7.1 The Company will make contributions of 5% of your annual basic salary, less any deductions for tax or NI contributions required by law, to a personal pension scheme of your choice.

7.2 A contracting out certificate under SERPS is not currently in force in respect of your employment.

7.3 The Company will pay the premiums for providing you with life assurance cover subject to any limits imposed by the Inland Revenue from time to time and subject to cover being available at rates acceptable to the Company.

7.4 You are eligible to participate in the Company's private medical insurance scheme.

7.5  Your participation in any of the schemes referred to in paragraphs 7.1 to
     7.4 above is subject to the rules and provisions of the applicable scheme and any related contracts or policies of insurance in force from time to time. The Company reserves the right to vary or amend each of the schemes at any time without compensation to you.

7.6 For as long as you are legally entitled to drive, the Company will provide you with (pound)1,200 per calendar month as a non-pensionable car allowance. As a condition of this allowance, you must ensure that fully comprehensive insurance is in place for any car used by you on Company business or otherwise.

7.7 You must comply with the terms of any Company Car Policy in force from time to time and all statements of policy, rules and regulations issued by the Company, from time to time with regard to motor cars and the monthly allowance provided under Clause 7.6 above.

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8    HOLIDAYS

8.1 You are entitled 25 days' paid holiday in each calendar year (1 January to 31 December) in addition to UK bank and other public holidays. Your holiday entitlement for the year you join the Company will be 2.08 days per complete month of service in that year.

8.2 You are required to follow, and are subject to, the Company's rules, which are from time to time in force, in relation to any holiday not used at the end of a calendar year.

8.3 On termination of your employment with the Company any holiday entitlement which has accrued at that date will be paid less any holiday entitlement already taken. In cases of termination of employment under paragraph 19 below, the Company reserves the right to withhold payment for accrued holiday pay, subject to legal requirements.

8.4 A sum in respect of any days' holiday taken in excess of your entitlement as at the date of termination will be deducted from your final salary or any other payment due to you (which you hereby authorise) and any excess will be recoverable from you direct and repayable within 14 days of a demand for such repayment.

8.5 For the purposes of paragraphs 8.3 and 8.4 holiday entitlement for the year of leaving will be 2.08 days per complete month of service in that year and repayment for each excess day is calculated as 1/260th of your base salary payable under paragraph 6.1 above.

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PART III: COMPANY RULES

9    SICKNESS ABSENCE

9.1  If you are absent from work because of sickness or injury you must:

     9.1.1     notify the Company by 10:00am on the first day of absence; and

     9.1.2 complete and return to the Company a self-certification form in respect of the first seven days (including weekends) of any sickness absence; and

     9.1.3 provide the Company with a medical certificate from your GP or other registered medical practitioner for periods of sickness over seven days (including weekends) and with medical certificates for each subsequent week of sickness absence.

10   SICKNESS REQUIREMENTS

10.1 The Company may at any time require you to:

     10.1.1 undergo a medical examination (at the Company's expense) with a medical practitioner nominated by the Company; and/or

     10.1.2 give written permission to the Company to have access to any medical or health report in its complete form on your physical or mental condition, prepared by the medical practitioner nominated by the Company.

11   SICK PAY

11.1 Provided you have complied with the Company's notification and certification procedures and general terms relating to sickness absence referred to in

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     paragraph 9 above, you will be entitled to receive Statutory Sick Pay
     ("SSP") from the Company insofar as it is required to pay it in accordance with its statutory obligations for any period of incapacity for work exceeding three days. The first three days of sickness absence are "waiting days" in respect of which no SSP is payable. In addition, and again assuming compliance with paragraph 9, the Company will pay to you sick pay (at the rate of your salary under paragraph 6.1) for a period or periods in aggregate of 20 working days in any rolling period of 12 months. "Working days" means Monday to Friday.

11.2 Any outstanding or prospective entitlement to sick pay under paragraph 11.1 above shall not limit or prevent the Company from exercising its right to terminate this Agreement under either paragraph 17 or 19 below or otherwise, and the Company shall not be liable to you for any loss arising from such termination.


12   GRIEVANCE PROCEDURE

     If you have a grievance relating to your employment you should first raise the matter with the Executive.

13   DISCIPLINARY PROCEDURE

     You will be bound by any disciplinary rules that may be notified to you. No disciplinary procedure will form part of the terms of your contract of employment.

PART IV: PROTECTION OF BUSINESS INTERESTS

14   CONFIDENTIALITY

     It is a condition of your employment that you do not, directly or indirectly, use, divulge or disclose to any person, firm or organisation (except as required by your employment) any confidential commercial or confidential technical information relating to the business, finances or affairs of the Company or any

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     other company in the Group, including but not limited to any such information relating to customers, customer lists or requirements, price lists or pricing structures, sales and marketing information, business plans or dealings, employees or officers, computer systems, software, financial information and plans, designs, formulae, prototypes, product lines, services, research activities, any document marked 'Confidential' (or with a similar expression), or any information which you have been told is confidential or which you might reasonably expect the Company or any other company in the Group would regard as confidential, or any information which has been given to the Company or Group Company in confidence by customers, suppliers or other persons. This restriction extends after the termination of your employment for any reason without time limit but does not apply to information which is or comes into the public domain otherwise than through your unauthorised disclosure.

15   OUTSIDE INTERESTS AND DEALINGS

     During the term of this Agreement, you shall devote your full time and attention to your duties hereunder and shall not (without the prior written consent of the Executive) directly or indirectly either on your own account or on behalf of any other person, company, business entity or other organisation engage in, be concerned with or provide services (whether as an employee, officer, director, agent, partner, consultant or otherwise) to any other business, save that you may hold up to 5% of any securities in a company which is quoted on any recognised stock exchange.


16   OWNERSHIP OF RIGHTS

16.1 Inventions, patents or design rights arising from work you are employed to undertake for the Company, or expected to arise from such work, shall belong to the Company.

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16.2 The rights to all development work which you make in the course of your employment under this Agreement, or when using technical possibilities or information made available to you by the Company or the Group, remains the property of the Company or the Group.

16.3 Both yourself and the Company acknowledge and accept the provisions of Sections 39 to 42 of the Patents Act 1977 ("the Act") relating to the ownership of employees' inventions and the compensation of employees for certain inventions, respectively.

16.4 Any invention, development, process, plan, design, formula, specification, programme or any other matter or work whatsoever, including but not limited to any applications to protect such matter or works made, developed or discovered by you, either alone or in concert, during the course of your employment under this Agreement shall forthwith be disclosed to the Company and, subject to Section 39 of the Act, shall belong to and be the absolute property of the Company.


PART V: TERMINATION PROVISIONS

17   NOTICE OF TERMINATION

17.1 You are required to give the Company and the Company is required to give you not less than three months' written notice of termination.

17.2 If, on the date you leave employment, sums are owed by you to the Company in respect of a season ticket or other loans, these will be deducted from the final salary payment or any other payment due to you, which you hereby authorise. Any excess will be recovered from you direct and will be repayable within 14 days of any demand for such repayment.

17.3 Following termination of your employment under either paragraph 17.1 above or 19.1 below, you shall forthwith return to the Company in accordance with its instructions all equipment, correspondence, records, specifications,

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     software, models, notes, reports and other documents and any copies thereof and any other property belonging to the Company or its Group Companies (including but not limited to keys, equipment and passes) which are in your possession or under your control. You shall, if so required by the Company, confirm in writing your compliance with your obligations under this paragraph 17.3.

17.4 You agree that the Company may at its absolute discretion elect, in writing, to pay you in lieu of all or any part of any notice period under paragraph 17.1 (whether given by you or the Company). For the avoidance of doubt, such payment shall be of base salary only and shall not include the value of any benefits, bonus / incentive or holiday entitlement which would have accrued to you had you been employed until the expiry of your notice period under paragraph 17.1 above.

18   GARDEN LEAVE

18.1 Once notice of termination has been given by either you or the Company, the Company may suspend you from the performance of your duties and/or require you to carry out specified duties (consistent with your status, role and experience) other than those referred to in Clause 3 and/or exclude you from any premises of the Company or any other company in the Group. Salary and other contractual benefits shall continue to be paid or provided despite such suspension and/or exclusion.

18.2 During any period of suspension and/or exclusion under paragraph 18.1, you shall not, without the prior written consent of the Company, contact (either directly or indirectly) any clients, customers, suppliers or employees of the Company or any other company in the Group.

18.3 In the event of your suspension and/or exclusion under paragraph 18.1, the Company may require you to return to the Company all property in your

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     possession or under your control belonging to the Company or any other company in the Group.

19   SUMMARY TERMINATION

19.1 The Company is entitled to terminate your employment by summary notice in writing if you have:

     19.1.1 been guilty of dishonesty, or other gross misconduct, or gross incompetence or wilful neglect of duty, or commit any other serious breach of this Agreement; or


     19.1.2 act in any manner (whether in the course of your duties or otherwise) which is likely to bring you, the Company or any GroupCompany into disrepute or prejudice the interests of the Company or any Group Company; or


     19.1.3 become bankrupt, apply for or have made against you a receiving order under Section 286 Insolvency Act 1986, or have any order made against you to reach a voluntary arrangement as defined by
               Section 253 of that Act; or


     19.1.4    resign as a director of the Company or any Group Company; or


     19.1.5    be or become of unsound mind; or


     19.1.6 be guilty of continuing unsatisfactory conduct or poor performance of your duties, after having received a written warning from the Company relating to the same; or

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     19.1.7    be convicted of any criminal offence, other than an offence under road traffic legislation for which you are not sentenced to any term of imprisonment whether immediate or suspended; or

     19.1.8    be or become prohibited by law from being a director.

19.2 The Company shall have the right to suspend you on full pay pending any investigation into any potential dishonesty, gross misconduct or any other circumstances which may give rise to a right to the Company to terminate pursuant to paragraph 19.1 above.

19.3 Any delay by the Company in exercising such right of termination shall not constitute a waiver thereof.

20   ADDITIONAL RESTRICTIONS

     During your employment and after the termination of your employment you will be bound by the terms of the Annex to this Contract.

PART VI: OTHER

21   COLLECTIVE AGREEMENTS

     There are no collective agreements affecting your terms and conditions of employment.

22   DEFINITION OF GROUP

     In this contract (including the Annex to it) "Group" means the Company and any company which is a subsidiary or holding company of it from time to time, or which is from time to time a subsidiary of any such holding company. The terms "subsidiary" and "holding company" for this purpose have the meanings given to them in section 736, Companies Act 1985.

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23   WORK OUTSIDE THE UNITED KINGDOM

     You may, during your employment, be required to work outside the United Kingdom for a period of longer than one month. If this need arises, you will be informed in writing of any changes to your terms and conditions of employment not more than seven days after being notified that you will be required to work outside the United Kingdom.

24   USE OF DATA

     The Company holds a personnel file and computer records which contain data concerning a wide variety of matters. These include matters such as your application, references, bank details, and other personal details. It is held for a number of reasons including for the purpose of personnel administration; to permit the Company to comply with its legal responsibilities; and to provide management information. It will be necessary to:

          (a) transfer these details outside the European Economic Area ("EEA") where there may be no legislation concerning an individual's rights concerning personal data; and

          (b) make the details available to our advisers; and/or the regulatory authorities.

     By signing this Contract, you agree to both this transfer of information outside the EEA and to the processing of information concerning you.

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25   GOVERNING LAW

     The contract shall be interpreted and construed in accordance with the laws of England and governed by the jurisdiction of the English courts.

26   SOLE AGREEMENT

     This Agreement cancels and is in substitution for all previous letters of engagement, agreements and arrangements (whether oral or in writing) relating to the subject-matter hereof between yourself and the Company all of which shall be deemed to have been terminated by mutual consent. This Agreement constitutes the entire terms and conditions of your employment and no waiver or modification thereof shall be valid unless in writing and signed by the parties.

Signed by  PATRICK C. SHUTT   /s/ Patrick C. Shutt
                              ---------------------------------

for UNIVERSAL ACCESS (UK) LIMITED

Dated:                          January 17, 2001
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ACCEPTANCE BY THE EMPLOYEE:

To:  UNIVERSAL ACCESS (UK) LIMITED

I acknowledge receipt of my contract of employment with Universal Access (UK) Limited dated 1 November 2000 of which this is a copy and I agree to abide by the terms and conditions of my employment set out in the contract.

Signed by  STUART HINKLEY     /s/ Stuart Hinkley
                              ---------------------------------

Dated:                             December 4, 2000
                              ---------------------------------


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                         ANNEX - ADDITIONAL RESTRICTIONS

1. In this Annex the following words and expressions shall have the following respective meanings:

     (a) "Capacity" includes personally, by an agent, whether directly or indirectly, whether on your own account or on behalf of any other individual, firm, company or other organisation and whether as employee, consultant, agent, director, shareholder, partner, principal or otherwise.

     (b) "Customer" means any individual, firm, company or other organisation who was a customer or client of the Company or of any other company in the Group and with whom you or any person reporting directly to you had personal dealings during the Relevant Period.

     (c) "Employee" means an employee of the Company or any other company in the Group as at the Termination Date being the President, Chief Financial Officer, any Vice President or any Director or Managing Director, or any other employee in a senior management or sales capacity with whom you shall have had personal dealings in the course of performing your duties during the Relevant Period.

     (d) "Period of Restraint" means the period of 9 months immediately following the Termination.

     (e) "Prospective Customer" means any individual, firm, company or other organisation with which, as at the Termination Date, there are negotiations ongoing with a view to him or it becoming a customer or client of the Company or any other company in the Group and where either (i) you or any person reporting directly to you have had personal dealings in such negotiations or (ii) you have personal knowledge of such negotiations.

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     (f)  "Relevant Period" means the period of six months immediately preceding the Termination Date, or, if you are still employed by the Company, the period of six months immediately preceding the event in question.

     (g) "Termination Date" means the date of termination of your employment with the Company.

2. You shall not, in any Capacity, either during your employment with the Company or any other company in the Group or during the Period of Restraint within the United Kingdom, any of the Member States of the European Union, Scandinavia, Switzerland, Central or Eastern Europe, Japan, Singapore, Hong Kong, the United States or Canada, engage or be interested or concerned in any business which is or is about to be in competition with any of the businesses of the Company or of any other company in the Group being carried on during the Relevant Period and in which you were directly concerned in or connected with at any time during the Relevant Period except by holding or being interested in not more than five per cent of the total issued share capital in any company whose shares are quoted or dealt in on a recognised stock exchange.

3. You shall not, in any Capacity, either during your employment with the Company or any other company in the Group or during the Period of Restraint and in competition with the Company or any other company in the Group, canvas or solicit the custom of or seek to entice away from the Company or any other company in the Group (i) any Customer; or (ii) any Prospective Customer.

4. You shall not, in any Capacity, either during your employment with the Company or any other company in the Group or during the Period of Restraint and in competition with the Company or any other company in the Group, do business with (i) any Customer; or (ii) any Prospective Customer.

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5.   You shall not, in any Capacity, either during your employment with the
     Company or any other company in the Group or during the Period of Restraint, entice or endeavour to entice away from the Company or from any other company in the Group any Employee (whether or not the departure of the Employee would constitute a breach of contract on his or her part).

6. Whilst the covenants set out in paragraphs 2 to 5 above are considered reasonable by you and the Company, it is agreed that if any such restriction shall be found to be void but would be valid if some part thereof were deleted, such restriction shall apply with such deletion as may be necessary to make it valid and effective.

7. In relation to each Group Company referred to in this Annex, the Company contracts as trustee and agent for each such Group Company.